Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED OR OMITTED.

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of January 14, 2025 by and among Genasys Inc. (the “Company”) and the entities set forth in the signature pages to this Agreement (collectively, “Nicoya”) (each of the Company and Nicoya, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Nicoya have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans; and

WHEREAS, as of the date hereof, the Company and Nicoya have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.
Board Appointments; Leadership Structure and Related Agreements.
(a)
Board Appointments.
(i)
Subject to the terms of this Agreement, the Company agrees that on January 15, 2025, the board of directors of the Company (the “Board”) and all applicable committees of the Board shall take all necessary actions to appoint R. Rimmy Malhotra, (the “Nicoya Appointee”) as a director of the Company with terms expiring at the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). Subject to the terms of this Agreement, the Company agrees that it shall nominate the Nicoya Appointee for election to the Board at the 2025 Annual Meeting of Shareholders for a term expiring at the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) and shall recommend, support and solicit proxies for the election of the Nicoya Appointee at the 2025 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other director nominees.
(ii)
If the Nicoya Appointee is unable or unwilling to serve as a director and ceases to be a director (whether by resignation, removal or refusal to stand for election) during the term of this Agreement, Nicoya shall have the ability to recommend a person to be a Nicoya Replacement Director in accordance with this Section 1(a)(ii) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Nicoya Replacement Director”). Any Nicoya Replacement Director must (A) be acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to The Nasdaq Stock Market (“Nasdaq”) listing standards, and (C) have the relevant financial and business experience to be a director of the Company. The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) shall make its determination and recommendation regarding whether such Nicoya Replacement Director meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(iii) and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Corporate Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(ii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Nicoya’s submission of such nominee documentation. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Nicoya as the Nicoya Replacement Director, Nicoya shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Nicoya Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Nicoya Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such Nicoya Replacement Director; provided, however, that if the Board does not appoint such Nicoya Replacement Director to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until a Nicoya Replacement Director is elected to the Board. Subject to applicable law and stock exchange rules, upon a Nicoya Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Nicoya Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Any Nicoya Replacement Director designated pursuant to this Section 1(a)(ii) replacing the Nicoya Appointee prior to the mailing of the Company’s definitive proxy statement for the 2025 Annual Meeting shall stand for election at the 2025 Annual Meeting together with the other director nominees.
(iii)
During the term of this Agreement, the Board and all applicable committees of the Board shall not increase the size of the Board to more than seven (7) directors provided, however, the Board may be increased during this period (i) solely to accommodate the appointment of any new director to the Board in accordance with Section 1(a)(ii), or (ii) upon Nicoya’s prior written consent to increase the size of the Board.
(iv)
The Nicoya Appointee or Nicoya Replacement Director will be entitled to the same director benefits as other members of the Board, including (a) compensation for service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of the Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of the Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time. Furthermore, the Parties agree that the Nicoya Appointee, during the Nicoya Appointee’s service as a director of the Company, will not be prohibited from acting in their respective capacities as a director or from complying with their respective fiduciary duties as directors of the Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).
(b)
Board Committees. Subject to Nasdaq rules and applicable laws, the Company agrees that the Nicoya Appointee shall be given the same due consideration for membership to each committee of the Board as any other independent director, including any new committee(s) and subcommittee(s) that may be established and that, concurrent with his appointment to the Board, the Nicoya Appointee shall be appointed to the Audit Committee. As applicable, the Nicoya Appointee will comply with any additional requirements under the federal securities laws with respect to any specific committee on which he may serve.
(c)
Additional Agreements.
(i)
Nicoya shall comply, and shall cause each of its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.
(ii)
During the term of this Agreement, at each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, Nicoya shall vote all shares of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), beneficially owned by Nicoya and entitled to vote at such meeting (A) in favor of all directors nominated by the Board for election, and (B) in accordance with the Board’s recommendation with respect to any other routine Company proposal, which the Parties agree shall include the ratification of the Company’s registered public accounting firm, advisory vote on executive compensation and approval of any equity compensation plan approved by the Board, or routine shareholder proposal or nomination presented at such meetings; provided, however that Nicoya shall be permitted to vote as it determines in its sole discretion regarding any proposed tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving Company, any of its subsidiaries or any of their respective securities or assets; provided, further, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any Company proposal or shareholder proposal presented at such meetings (other than proposals relating to the election of directors), Nicoya shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. The Nicoya Appointee confirms, and each Nicoya Replacement Director shall be required to confirm, that he or she will recuse himself or herself from such portions of Board or committee meetings, if any, involving actual conflicts between the Company and Nicoya.
(iii)
Nicoya acknowledges that, prior to the date of this Agreement, the Nicoya Appointee is required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement, consent to be named as a director in the Company’s proxy statement and certain other agreements) applicable to directors of the Company. As a condition for eligibility for appointment to the Board, the Nicoya Appointee shall have submitted and each candidate for any Nicoya Replacement Director shall promptly (but, in any event, prior to being appointed to the Board in accordance with this Agreement) submit to the Company a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Company, copies of which have been provided to such person prior to such date.
(iv)
The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than the date the Nicoya Appointee is appointed to the Board, to determine, in connection with the initial appointment as a director and nomination by the Company at the 2025 Annual Meeting, that the Nicoya Appointee is deemed to be (A) a member of the “Incumbent Board” or an “Applicable Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, indemnification agreements, loan agreements, or indentures) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, indemnification agreements, loan agreements, or indentures. The Company further agrees that during the term of this Agreement, the Company shall not adopt or enter into any incentive plan, option plan, equity plan, deferred compensation plan, employment agreement, severance plan or agreement, change in control plan or agreement, retention plan, loan agreement, indenture, credit agreement, indemnification agreement or any other similar contract or agreement (each a “Future Company Agreement” and collectively, the “Future Company Agreements”), if such Future Company Agreement includes language regarding the election, appointment or nomination of an individual pursuant to an actual or threatened election contest or any other actual or threatened solicitation of proxies as not being deemed a member of the “Incumbent Board” or an “Applicable Director” (or any similar term) as such terms may be defined in the definition of, or provisions governing, a “Change in Control” or “Change of Control” (or any similar term) in such Future Company Agreement or as not being deemed a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of, or provisions governing, a “Change in Control” or “Change of Control” (or any similar term) in such Future Company Agreement.
(v)
Nicoya acknowledges that (A) all directors (including the Nicoya Appointee and any Nicoya Replacement Directors) are governed by, and required to comply with, all policies, procedures, codes, rules, standards and guidelines applicable to all members of the Board and (B) all directors (including the Nicoya Appointee and any Nicoya Replacement Directors) are required to keep confidential all Company confidential information and not disclose to any third parties any discussions, matters or materials considered in meetings of the Board or Board committees, except as otherwise provided pursuant to Section 14 of this Agreement.

2.
Term of Agreement.

This Agreement is effective on the date hereof and shall terminate on the earlier of (a) fifteen (15) days prior to the deadline for the submission of shareholder nominations for directors for the 2026 Annual Meeting pursuant to the Restated Bylaws of the Company, (b) any material breach of this Agreement by Nicoya, any Nicoya Appointee or any Nicoya Replacement Director upon five (5) business days’ written notice by the Company to Nicoya if such breach has not been cured by the end of such notice period; provided that the Company is not in material breach of this Agreement at the time such notice is given or during the notice period, or (c) five (5) days after the resignation of the Nicoya Appointee and delivery by Nicoya to the Company of a written representation that Nicoya irrevocably waives its right to appoint a Nicoya Replacement Director.

3.
Standstill Provisions.
(a)
Nicoya agrees that, during the term of this Agreement, Nicoya shall not, and shall cause each of its respective controlled Affiliates and Associates and each of its and their respective principals, directors, members, general partners, managers, officers and employees (collectively, “Covered Persons”) not to, in each case, directly or indirectly, in any manner:
(i)
engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents, in each case, with respect to any securities of the Company;
(ii)
form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company (other than a “group” that includes all or some of the members of Nicoya, but does not include any other entities or persons that are not members of Nicoya as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Nicoya or other entity approved by the Company to join the “group” following the execution of this Agreement, so long as any such Affiliate or entity agrees to be bound in writing by the terms and conditions of this Agreement;
(iii)
deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Nicoya and otherwise in accordance with this Agreement;
(iv)
seek or submit, or publicly propose nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board;
(v)
(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly encourage, initiate or support any third-party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party prior to such proposal becoming public, (E) call or seek to call a special meeting of stockholders, or (F) act by written consent;
(vi)
advise, knowingly encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1;
(vii)
make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board;
(viii)
publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 3 or publicly encourage or support any other person to take any of the actions described in this Section 3 that Nicoya is restricted from doing.
(b)
Except as expressly provided in Section 1 and Section 3(a), Nicoya shall be entitled to (i) vote the Common Stock that it beneficially owns as it determines in its sole discretion and (ii) subject to Section 13, disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company on any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor.
(c)
Nothing in Section 3(a) shall be deemed to limit the exercise in good faith by the Nicoya Appointee (or any Nicoya Replacement Directors, as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Nicoya’s obligations under this Agreement.
4.
Representations and Warranties of the Company.

The Company represents and warrants to Nicoya that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to entering into this Agreement, the Board was composed of six (6) directors and there are no vacancies on the Board and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

5.
Representations and Warranties of Nicoya.

Nicoya represents and warrants to the Company that (a) the authorized signatory of Nicoya set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Nicoya thereto, (b) this Agreement has been duly authorized, executed and delivered by Nicoya, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Nicoya, enforceable against Nicoya in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Nicoya as currently in effect, (d) the execution, delivery and performance of this Agreement by Nicoya does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Nicoya, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) Nicoya collectively beneficially owns, an aggregate of 1,628,395 shares of Common Stock, and (f) except as set forth in the preceding clause (e), Nicoya does not have any other beneficial ownership of, or economic exposure to, any Common Stock, nor does it currently have or have any right to acquire any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d 3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

6.
Press Release.

Simultaneously with the Company filing an 8-K filing disclosing the execution of this Agreement, the Company and Nicoya shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Nicoya shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party.

7.
Specific Performance.

Each of Nicoya, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Nicoya, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement.

8.
Expenses.

The Company shall reimburse Nicoya for its reasonable, documented out-of-pocket fees and expenses (including specifically documented legal expenses) incurred in connection with Nicoya’s involvement at the Company through the date of this Agreement, including, but not limited to any public filings and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $30,000 in the aggregate.

9.
Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10.
Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Genasys Inc.

16262 West Bernardo Drive

San Diego, California 92127

Attn: Richard Danforth

Email: rdanforth@genasys.com

with a copy (which shall not constitute notice) to:

Dentons Durham Jones Pinegar P.C.

192 N 200 E Third Floor

St. George, UT 84770

Attn: Joshua E. Little

Email: joshua.e.little@dentons.com

If to Nicoya or any member thereof:

Nicoya Fund LLC
[***]

[***]
Attention: R. Rimmy Malhotra
Email: [***]

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 E Wisconsin Ave
Milwaukee, WI 53202
Attention: Peter D. Fetzer

Email: pfetzer@foley.com

11.
Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum,

(ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.
Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

13.
Mutual Non-Disparagement.

During the term of this Agreement, the Company and Nicoya shall refrain from making, and shall cause its Covered Persons not to make or cause to be made any public written or public oral statement or announcement (including any statement or announcement that can reasonably be expected to become public) (each, a “Statement”) that constitutes an ad hominem attack on, or that otherwise disparages, defames, impugns, or is reasonably likely to damage the reputation of (i) in the case of any Statement by Nicoya or their Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any Statement by the Company or its Covered Persons: Nicoya, any of their respective Affiliates or any of their respective current or former Covered Persons. The foregoing shall not (x) restrict the ability of any Party or its Covered Persons to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over such Party or Covered Person or to enforce such Party’s rights under this Agreement or (y) apply to any private communication among Nicoya and their Affiliates, Covered Persons and representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and representatives (in their respective capacities as such), on the other hand. For purposes of clarification, this Section 13 shall not prohibit Nicoya from communicating with its clients and investors in a manner that is consistent with ordinary course communications, is not intended to result in a public dissemination, does not otherwise violate any applicable laws, and is factual and accurate.

14.
Confidentiality.

The Nicoya Appointee may provide confidential information of the Company that he learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Nicoya, its controlled Affiliates and Associates and legal counsel (collectively, “Nicoya Confidentiality Representatives”), in each case, solely to the extent such Nicoya Confidentiality Representatives need to know such information in connection with Nicoya’s investment in the Company; provided, however, that Nicoya (a) shall inform such Nicoya Confidentiality Representatives of the confidential nature of any such Company Confidential Information and (b) shall cause such Nicoya Confidentiality Representatives to refrain from disclosing such Company Confidential Information to anyone (whether to any company in which Nicoya has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Nicoya’s investment in the Company. Such Nicoya Appointee and Nicoya shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

15.
Securities Laws.

Nicoya acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

16.
Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Nicoya. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Nicoya, the prior written consent of the Company, and with respect to the Company, the prior written consent of Nicoya. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the term of this Agreement, as set forth in Section 2, except provisions of Sections 7, 10, 14, 15 and 16, which shall survive such termination.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

GENASYS, INC.

By: /s/ Richard Danforth

Name: Richard Danforth

Title: Chief Executive Officer

Nicoya CAPITAL LLC

By: /s/ R. Rimmy Malhotra

Name: R. Rimmy Malhotra

Title: Managing Member

Nicoya FUND LLC

By: /s/ R. Rimmy Malhotra

Name: R. Rimmy Malhotra

Title: Managing Member

Nicoya GENASYS-SPV LLC

By: /s/ R. Rimmy Malhotra

Name: R. Rimmy Malhotra

Title: Managing Member

EXHIBIT A

Press Release

Genasys Inc. Appoints New Independent Director

SAN DIEGO, CA – January XX, 2025 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications, today announced that pursuant to a recently signed cooperation agreement, R. Rimmy Malhotra “Rimmy” has been appointed to the Board of Directors, effective January 15, 2025. Mr. Malhotra brings decades of investor and corporate oversight experience.

Richard Osgood, Chairman of the Board said, “We welcome Rimmy to the board. Rimmy’s vast experience as a seasoned board advisor will serve us well as we continue to execute on our strategic priorities and enhance value for shareholders. We are confident that his perspectives will add value in the boardroom and in the operational oversight of the company.”

Richard Danforth, Chief Executive Officer of Genasys added, “Over the past several years of his ownership in Genasys, Rimmy has been a consistent voice of reason and counsel. I look forward working more closely with Rimmy as we execute against our growth strategy.”

“As a longstanding shareholder, I look forward to working with management and my fellow Board members to help guide the company’s strategy and future capital allocation decisions. Genasys’ future is bright, and I am pleased to play a role,” said Mr. Malhotra.

With the addition of Mr. Malhotra to the Board of Directors, the board consists of seven members, six of whom are independent. Mr. Malhotra will stand for election at Genasys’ 2025 Annual Meeting of Shareholders as part of the company’s recommended slate of director nominees.

About R. Rimmy Malhotra

R. Rimmy Malhotra “Rimmy”, serves as the Managing Member and Portfolio Manager for the Nicoya Fund LP, a private investment partnership. Previously, he served as portfolio manager of the Gratio Values Fund, a mutual fund registered under the Investment Act of 1940. He currently serves on the boards of HireQuest Inc (Nasdaq:HQI), FRMO Corporation (OTC:FRMO) and Optex System (Nasdaq:OPXS). He earned an MBA in Finance from The Wharton School and a Masters degree in International Relations from the School of Arts & Sciences both at the University of Pennsylvania where he is a Lauder Fellow. Mr. Malhotra holds a Bachelor of Science in Computer Science and Bachelor of Arts in Economics from Johns Hopkins University.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications. Incorporating the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as the company’s Long Range Acoustic Devices (LRAD®), the Genasys Protect

platform is designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™.” Protecting people and saving lives for over 40 years, Genasys covers more than 70 million people in over 100 countries worldwide, including more than 550 U.S. cities. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the company’s Form 10-K for the fiscal year ended September 30, 2024. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact
Brian Alger, CFA
SVP, IR and Corporate Development
ir@genasys.com
(858) 676-0582